Exhibit (h)(66)

AMENDED AND RESTATED

UNDERLYING FUND AGREEMENT

THIS AMENDED AND RESTATED UNDERLYING FUND AGREEMENT, made and entered into this 11th day of October, 2016 (the “Agreement”) by and among TIAA-CREF LIFE INSURANCE COMPANY, organized under the laws of New York (the “Company”), on behalf of itself and each separate account of the Company named in Schedule A to this Agreement, as may be amended from time to time (each account referred to as the “Account” and collectively as the “Accounts”); DFA INVESTMENT DIMENSIONS GROUP INC. (“DFAIDG”), DIMENSIONAL INVESTMENT GROUP INC. (“DIG”) and THE DFA INVESTMENT TRUST COMPANY (“DFAITC,” and with DFAIDG and DIG, each an “Acquired Fund” and collectively, the “Acquired Funds”), on behalf of its respective series on Schedule B to this Agreement (each, a “Portfolio” and collectively, the “Portfolios”); and DIMENSIONAL FUND ADVISORS LP, the investment adviser and/or administrator to the Portfolios (“Dimensional”).

WHEREAS, the Company, as depositor, has established the Accounts to serve as investment vehicles for certain variable annuity contracts and variable life insurance policies offered by the Company; and

WHEREAS, the Company has entered into a Fund Participation Agreement (“Participation Agreement”) with The RBB Fund, Inc. (the “Fund”), on behalf of certain Fund portfolios (the “Matson Money Portfolios”); Matson Money, Inc., the investment adviser to the Matson Money Portfolios (“Matson Money”); and Foreside Funds Distributors, LLC, (the “Distributor”), dated February 12, 2014, relating to the Company’s purchase and redemption of the Matson Money Portfolios on behalf of the Accounts to fund certain variable annuity contracts and variable life insurance policies offered by the Company specified in Schedule A to the Participation Agreement (the “Contracts”);

WHEREAS, each Acquired Fund is a registered investment company, as defined in the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, each Acquired Fund is operated as a series fund, and each Portfolio is a series of its respective Acquired Fund; and

WHEREAS, the Matson Money Portfolios may acquire shares of the Portfolios pursuant to an Amended and Restated Fund of Funds Participation Agreement (“FoF Participation Agreement”) dated October 11, 2016 by and among the Fund, Matson Money, the Acquired Funds, and Dimensional;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Acquired Funds, and Dimensional agree as follows:

1.          The Company represents and warrants that it is an insurance company within the meaning of Section 816(a) of the Internal Revenue Code of 1986, as amended (the “Code”), duly organized and in good standing under applicable law and that it has legally and validly established each Account as a separate account under applicable law.

2.          The Company further represents and warrants that the Contracts are currently and at the time of issuance will be variable contracts (as defined in Section 817(d) of the Code) which are treated as life insurance, endowment or annuity contracts (as applicable) under applicable provisions of the Code, and that the Company will use reasonable best efforts to maintain such treatment; provided, however, that the Company makes no representation or undertaking regarding any Contract to the extent such representation or undertaking is dependent on compliance by any investment vehicle in which the Company or an Account may invest with the requirements of Subchapter M or Section 817(h) of the Code, the regulations thereunder, or any successor provision, the regulations thereunder, or any revenue rulings, revenue procedures, notices and other published announcements of the Internal Revenue Service interpreting those Sections or regulations.

3.          Each Acquired Fund, on behalf of each of its respective Portfolios, and Dimensional represent and warrant that each Portfolio is currently qualified and eligible to be treated as a Regulated Investment Company under Subchapter M of the Code, and the regulations thereunder, and that it will use reasonable best efforts to maintain such qualification and eligibility (under Subchapter M of the Code or any successor or similar provision).

4.          Shares of each Portfolio identified as a “VA Portfolio” on Schedule B to this Agreement may, except as otherwise permitted by Treas. Reg. §1.817-5(f)(3), only be offered to separate accounts of various insurance companies (“Participating Insurance Companies”) and other insurance-dedicated funds. DFAIDG, on behalf of each Portfolio that is identified as a “VA Portfolio” on Schedule B to this Agreement, and Dimensional represent and warrant that no other Participating Insurance Company or underlying fund will purchase shares in any VA Portfolio for any purpose or under any circumstances that would preclude the Company or a Matson Money Portfolio from “looking through” to the investments of each VA Portfolio in which it invests, pursuant to the “look through” rules found in Treasury Regulation 1.817-5.

5.          DFAIDG, on behalf of each Portfolio that is identified as a “VA Portfolio” on Schedule B to this Agreement, and Dimensional further represent and warrant that each VA Portfolio will at all times comply with the diversification requirements for variable annuity, endowment or life insurance contracts set forth in Section 817(h) of the Code, and the rules and regulations thereunder, including without limitation Treas. Reg. §1.817-5, and any amendments or other modifications or successor provisions to such Section or regulations (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting those Sections or regulations). In the event of a breach of this Section 5, DFAIDG and Dimensional will take all reasonable steps to adequately diversify the VA Portfolio so as to achieve compliance with the grace period afforded by Treas. Reg. §1.817-5.

6.          This Agreement will be construed and the provisions hereof interpreted under and in accordance with the laws of the state of New York without reference to its conflicts of law provisions.

7.          This Agreement may be amended only upon mutual written consent of the parties hereto and will terminate: (i) upon mutual written agreement of the parties hereto, (ii) upon sixty (60) days advance written notice by any party delivered to the other parties, or (iii) automatically upon the termination of the Participation Agreement or the FoF Participation Agreement.

8.          This Agreement will not be assigned by any party hereto without the prior written consent of all the parties hereto, which consent shall not be unreasonably withheld.

9.          Each party giving or making any notice, including any information that a party is required to deliver to the other parties by this Agreement, shall give the notice in writing and shall use one of the following methods of delivery, each of which for purposes of this Agreement is a writing: (a) personal delivery; (b) registered or certified mail, in each case, return receipt requested and postage prepaid; or (c) nationally recognized overnight courier, with all fees prepaid. Such notice shall be delivered to the address set forth below (which may be changed from time to time upon written notice to the other party).

If to the Company:

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, NY 10017

Attn: Secretary

With a copy to:

TIAA-CREF Life Insurance Company

8500 Andrew Carnegie Boulevard

Charlotte, NC 28262

Attn.: Director, Third Party Funds Management

If to an Acquired Fund, a Portfolio or Dimensional:

Catherine L. Newell, Esq.

Vice President and Secretary

DFA Investment Dimensions Group Inc.

Dimensional Investment Group Inc.

The DFA Investment Trust Company

6300 Bee Cave Road, Building One

Austin, TX 78746

10.        This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and behalf by its duly authorized representative as of the date specified below.

TIAA-CREF Life Insurance Company, on behalf of itself and each of the Accounts listed on Schedule A

By:	/s/ Todd Sagmoe
Name: Todd Sagmoe, Vice President
Title: Product Management
TIAA-CREF Life Insurance Company

DFA Investment Dimensions Group Inc., on behalf of each of its Portfolios listed on Schedule B
By:	/s/ Carolyn O
Name: Carolyn O
Title: Vice President

Dimensional Investment Group Inc., on behalf of each of its Portfolios listed on Schedule B
By:	/s/ Gregory K. Hinkle
Name: Gregory K. Hinkle
Title: Chief Financial Officer and Vice President

The DFA Investment Trust Company, on behalf of each of its Portfolios listed on Schedule B
By:	/s/ Catherine L. Newell
Name: Catherine L. Newell
Title: Vice President and Secretary

Dimensional Fund Advisors LP
By: Dimensional Holdings Inc., General Partner
By:	/s/ Valerie A. Brown
Name: Valerie A. Brown
Title: Vice President

SCHEDULE A

Separate Accounts of TIAA-CREF Life Insurance Company:

Separate Accounts:
TIAA-CREF Life Separate Account VA-1
TIAA-CREF Life Separate Account VLI-1

SCHEDULE B

LIST OF PORTFOLIOS OF DFA INVESTMENT DIMENSIONS GROUP INC. (“DFAIDG”),

DIMENSIONAL INVESTMENT GROUP INC. (“DIG”) AND

THE DFA INVESTMENT TRUST COMPANY (“DFAITC”)

(EACH AN “ACQUIRED FUND”)

DFAIDG

U.S. Micro Cap Portfolio — Institutional Class Shares*

U.S. Small Cap Portfolio — Institutional Class Shares*

U.S. Small Cap Value Portfolio — Institutional Class Shares*

DFA International Small Cap Value Portfolio — Institutional Class Shares*

Large Cap International Portfolio — Institutional Class Shares*

Emerging Markets Portfolio**

Emerging Markets Small Cap Portfolio**

Emerging Markets Value Portfolio**

DFA One-Year Fixed Income Portfolio*

DFA Two-Year Global Fixed Income Portfolio*

DFA Five-Year Global Fixed Income Portfolio*

DFA Intermediate Government Fixed Income Portfolio*

DFA Short-Term Government Portfolio*

DFA Inflation-Protected Securities Portfolio*

U.S. Large Cap Value Portfolio — Institutional Class Shares**

VA U.S. Targeted Value Portfolio*

VA U.S. Large Value Portfolio*

VA International Value Portfolio*

VA International Small Portfolio*

VA Short-Term Fixed Portfolio*

VA Global Bond Portfolio*

DIG

DFA International Value Portfolio III**

U.S. Large Company Portfolio*

U.S. Large Cap Value Portfolio III**

DFA International Value Portfolio — Institutional Class Shares**

DFAITC

The DFA International Value Series***

*          A Stand Alone Portfolio in which a Fund of Funds and the members of the Fund of Funds Advisory Group may own up to 25% of the Stand Alone Portfolio’s total outstanding voting securities.

**        A Portfolio that is a feeder fund investing in a master series (which may also be a Stand Alone Portfolio) in which a Fund of Fund and the members of the Fund of Funds Advisory Group may own up to 25% of the corresponding master series’s total outstanding voting securities.

***      A Stand Alone Portfolio that is a master series, and in which a Fund of Funds and the members of the Fund of Funds Advisory Group may own up to 25% of the Stand Alone Portfolio’s total outstanding voting securities. For these purposes, the investment of the Fund of Funds and members of the Fund of Funds Advisory Group in the Stand Alone Portfolio and its feeder portfolios will be counted.